Exhibit 99.1

Travelzoo	Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2026 Results

NEW YORK, July 28, 2026 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $23.2 million, down 3% year-over-year
•Consolidated operating loss of $2.8 million
•Non-GAAP consolidated operating loss of $2.1 million
•Cash flow from operations of $(1.7) million
•Earnings per share (EPS) of $(0.21)

Travelzoo, the club for travel enthusiasts, today announced financial results for the second quarter ended June 30, 2026. Consolidated revenue was $23.2 million, down 3% from $23.9 million year-over-year. In constant currencies, revenue was $23.1 million. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees.

During Q2, international conflicts created uncertainty among advertisers and travelers. All of Travelzoo’s business segments were negatively impacted. Management considers this a temporary effect. In Q2, we continued to invest significantly in growing Club Members and accelerated the shift towards recurring membership revenues. Marketing costs were expensed immediately. Membership fees revenue is recognized ratably over the subscription period of 12 months. In Q2, the number of renewals of memberships jumped to the highest ever. Going forward, we expect renewals of memberships to further increase because of a growing base of members. We refer to our investor presentation.

Net Loss attributable to Travelzoo was $2.1 million for Q2 2026, or $(0.21) per share, compared with $0.12 per share in the prior-year period.
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Non-GAAP operating loss was $2.1 million. Non-GAAP operating loss excludes stock option expenses ($684,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more Club Offers for Club Members and add new benefits, such as our popular complimentary airport lounge access worldwide in case of a delayed flight,” said Holger Bartel, Travelzoo's Global CEO. “Travelzoo members are affluent, active, and open to new experiences. We inspire travel enthusiasts to travel to places they never imagined they could. Travelzoo is the must-have membership for those who love to travel as much as we do."

Travelzoo North America
North America business segment revenue decreased 3% year-over-year to $15.7 million. Operating loss for Q2 2026 was $1.5 million, or 10% of revenue, compared to operating profit of $2.8 million or 17% of revenue in the prior-year period.

Travelzoo Europe
Europe business segment revenue decreased 2% year-over-year to $6.2 million. Operating loss for Q2 2026 was $1.2 million, or 19% of revenue, compared to operating loss of $0.9, or 14% of revenue in the prior-year period.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue decreased 7% year-over-year to $1.3 million. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Operating loss for Q2 2026 was $34,000, compared to operating profit of $156,000 in the prior-year period.

New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $17,000. Operating loss for Q2 2026 was $35,000.

In 2020, Travelzoo entered into royalty-bearing licensing agreements with local licensees for the exclusive use of Travelzoo’s brand, business model, and members in Australia, Japan, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue from
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the licensee in Australia was $10,000 for Q2 2026. Licensing revenue from the licensee in Japan was $7,000 for Q2 2026. Licensing revenue is expected to increase going forward.

Reach
Travelzoo reaches 30 million travelers. This includes Jack's Flight Club. Comparisons to prior periods are no longer meaningful due to strategic developments of the Travelzoo membership.

Income Taxes
The reported income tax benefit for Q2 2026 was $(382,000).

Balance Sheet
As of June 30, 2026, cash, cash equivalents and restricted cash were $7.6 million. Cash flow from operations was $(1.7) million.

Deferred revenue increased because membership fees are earned over the subscription period. Membership fees revenue is recognized ratably over the subscription period.

Share Repurchase Program
During Q2 2026, the Company repurchased 200,000 shares of its outstanding common stock.

Looking Ahead
For Q3 2026, we expect year-over-year revenue growth. We also expect revenue growth in subsequent quarters, as membership fees revenue is recognized ratably over the subscription period of 12 months, as we grow Club Members, and as more Legacy Members become Club Members. Over time, we expect profitability to increase as recurring membership fees revenue will be recognized. In the short-term, fluctuations in reported net income are likely.

In 2024, we introduced a membership fee for Travelzoo. Legacy Members, who joined prior to 2024, continue to receive certain travel offers. However, Club Offers and new benefits are only available to Club Members, who pay the membership fee. Therefore, we are seeing many Legacy Members become Club Members over time—in addition to new members who join.

Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: amortization of
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intangibles, stock option expenses, and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss second quarter 2026 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. We reach 30 million travelers. Club Members receive Club Offers negotiated and rigorously vetted by our deal experts around the globe. Our relationships with thousands of top travel companies give us access to irresistible deals. Our club and its benefits are built around the lifestyle of a modern travel enthusiast.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues	$23,208	$23,906	$47,481	$47,046
Cost of revenues	7,104	5,163	12,340	9,335
Gross profit	16,104	18,743	35,141	37,711
Operating expenses:
Sales and marketing	13,734	11,483	24,850	21,708
Product development	602	698	1,266	1,332
General and administrative	4,530	4,502	8,343	8,807
Total operating expenses	18,866	16,683	34,459	31,847
Operating income (loss)	(2,762)	2,060	682	5,864
Other income, net	274	161	270	790
Income (loss) before income taxes	(2,488)	2,221	952	6,654
Income tax expense (benefit)	(382)	740	561	1,912
Net income (loss)	(2,106)	1,481	391	4,742
Net income attributable to non-controlling interest	30	79	51	172
Net income (loss) attributable to Travelzoo	$(2,136)	$1,402	$340	$4,570

Net income (loss) per share—basic	$(0.21)	$0.13	$0.03	$0.39

Net income (loss) per share—diluted	$(0.21)	$0.12	$0.03	$0.38

Shares used in per share calculation—basic	10,319	11,139	10,577	11,617
Shares used in per share calculation—diluted	10,319	11,505	10,658	12,088
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$6,838	$10,007
Accounts receivable, net	14,543	10,723
Prepaid income taxes	1,827	1,364
Prepaid expenses and other	2,064	1,302
Total current assets	25,272	23,396
Deposits and other	193	166
Deferred tax assets	4,744	4,202
Restricted cash	754	756
Operating lease right-of-use assets	4,334	4,047
Property and equipment, net	132	231
Intangible assets, net	1,450	1,450
Goodwill	10,944	10,944
Total assets	$47,823	$45,192
Liabilities and Equity
Current liabilities:
Accounts payable	$7,811	$7,761
Merchant payables	10,723	11,665
Accrued expenses and other	5,544	3,926
Deferred revenue	13,400	8,728
Income tax payable	71	279
Operating lease liabilities	2,026	1,811
Total current liabilities	39,575	34,170
Long-term tax liability	10,770	9,260
Long-term operating lease liabilities	4,074	4,184
Total liabilities	54,419	47,614
Common stock	102	109
Tax indemnification	(9,537)	(9,537)
Retained earnings	3,105	7,243
Accumulated other comprehensive loss	(5,410)	(5,331)
Total Travelzoo stockholders’ equity (deficit)	(11,740)	(7,516)
Non-controlling interest	5,144	5,094
Total stockholders' equity (deficit)	(6,596)	(2,422)
Total liabilities and stockholders' equity	$47,823	$45,192
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income (loss)	$(2,106)	$1,481	$391	$4,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54	106	110	182
Stock-based compensation	684	339	719	708
Deferred income tax	(728)	1	(753)	5
Net foreign currency effects	(24)	(188)	52	(295)
Provision of loss (net recoveries) on accounts receivable and refund reserve	(157)	(83)	(146)	124
Changes in operating assets and liabilities:
Accounts receivable	(1,039)	1,309	(3,857)	1,743
Prepaid income taxes	(322)	301	(575)	238
Prepaid expenses, deposits and other	1,008	277	(521)	(144)
Accounts payable	(492)	(36)	18	(180)
Merchant payables	(2,723)	(2,790)	(814)	(4,441)
Accrued expenses and other	1,179	975	1,733	1,842
Deferred revenue	2,780	478	4,763	1,720
Income tax payable	(57)	(1,058)	(121)	(2,007)
Other liabilities	276	188	1,186	345
Net cash (used) provided by operating activities	(1,667)	1,300	2,185	4,582
Cash flows from investing activities:
Purchases of property and equipment	(6)	(14)	(14)	(34)
Net cash used in investing activities	(6)	(14)	(14)	(34)
Cash flows from financing activities:
Repurchase of common stock	(1,938)	(2,500)	(5,205)	(11,418)
Exercise of stock options and taxes paid for net share settlement of equity awards	—	(104)	—	(104)
Net cash used in financing activities	(1,938)	(2,604)	(5,205)	(11,522)
Effect of exchange rate on cash, cash equivalents and restricted cash	(122)	289	(137)	432
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,733)	(1,029)	(3,171)	(6,542)
Cash, cash equivalents and restricted cash at beginning of period	11,325	12,227	10,763	17,740
Cash, cash equivalents and restricted cash at end of period	$7,592	$11,198	$7,592	$11,198
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended June 30, 2026	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$15,548	$6,376	$1,267	$17	$23,208
Intersegment revenues	131	(139)	8	—	—
Total net revenues	15,679	6,237	1,275	17	23,208
Sales and marketing expenses	8,307	4,821	606	—	13,734
Other expenses	8,866	2,615	703	52	12,236
Operating profit (loss)	(1,494)	(1,199)	(34)	(35)	(2,762)
Other income, net					274
Income (loss) from operations before income taxes					(2,488)

Three months ended June 30, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$15,737	$6,740	$1,410	$19	$23,906
Intersegment revenues	395	(355)	(40)	—	—
Total net revenues	16,132	6,385	1,370	19	23,906
Sales and marketing expenses	6,453	4,427	603	—	11,483
Other expenses	6,861	2,841	611	50	10,363
Operating profit (loss)	2,818	(883)	156	(31)	2,060
Other income, net					161
Income from operations before income taxes					2,221

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Six months ended June 30, 2026	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$30,875	$13,961	$2,611	$34	$47,481
Intersegment revenues	473	(448)	(25)	—	—
Total net revenues	31,348	13,513	2,586	34	47,481
Sales and marketing expenses	14,310	9,342	1,198	—	24,850
Other expenses	15,285	5,091	1,470	103	21,949
Operating profit (loss)	1,753	(920)	(82)	(69)	682
Other income, net					270
Income from operations before income taxes					952

Six months ended June 30, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$30,567	$13,710	$2,733	$36	$47,046
Intersegment revenues	693	(613)	(80)	—	—
Total net revenues	31,260	13,097	2,653	36	47,046
Sales and marketing expenses	12,153	8,329	1,226	—	21,708
Other expenses	12,695	5,423	1,259	97	19,474
Operating profit (loss)	6,412	(655)	168	(61)	5,864
Other income, net					790
Income from operations before income taxes					6,654

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
GAAP operating expense	$18,866	$16,683	$34,459	$31,847
Non-GAAP adjustments:
Amortization of intangibles (A)	—	16	—	42
Stock option expenses (B)	684	339	719	709
Severance-related expenses (C)	—	6	15	227
Non-GAAP operating expense	18,182	16,322	33,725	30,869

GAAP operating income (loss)	(2,762)	2,060	682	5,864
Non-GAAP adjustments (A through C)	684	361	734	978
Non-GAAP operating income (loss)	(2,078)	2,421	1,416	6,842

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